  FINANCIAL                                NEWS
RELATIONS BOARD


FOR YOUR INFORMATION:               RE: Tefron Ltd.
                                        Park Azorim
                                        94 Derech Em Hamoshavot
                                        Petach Tikva 49527
                                        Israel
                                        (NYSE:  TFR)

AT THE COMPANY                          AT FINANCIAL RELATIONS BOARD

Gil Rozen                               Marilynn Meek - General Info. -
Chief Financial Officer                                 (212) 827-3773
+972-3-923-0215
Fax: +972-3-922-9035


            TEFRON LTD. REPORTS FOURTH QUARTER, YEAR-END 2004 RESULTS

     o    Sales of $182.8 million for 2004, a 12.1% increase over sales in 2003
     o Sales of $44.6 million for fourth quarter of 2004, a 10% increase over sales in fourth quarter of 2003
     o    Positive operating cash flow of $6.9 million for 2004
     o    Net loss of $6.9 million in 2004, compared to $4.4 million in 2003


PETACH TIKVA, ISRAEL, MARCH 16, 2005 - Tefron Ltd. (NYSE: TFR), one of the world's leading producers of seamless intimate apparel and active wear, today announced financial results for the fourth quarter and full year ended December 31, 2004.

Sales for the fourth quarter of 2004 were $44.6 million, compared to sales of $40.4 million in the fourth quarter of 2003. Gross profit for the fourth quarter of 2004 was $3.4 million, compared to $5.7 million in the fourth quarter of 2003. Operating loss for the fourth quarter of 2004 was $2.0 million, compared to an operating income of $0.7 million in the fourth quarter of 2003. The Company reported a net loss of $4.1 million, or $0.27 per basic and diluted share for the fourth quarter of 2004, compared to a net loss of $2.2 million, or $0.16 per basic and diluted share, in the fourth quarter of 2003. Operating cash flow for the fourth quarter of 2004 was $0.3 million, compared to $0.9 million for the fourth quarter of 2003. EBITDA for the fourth quarter was $0.2 million, compared to $2.4 million in the comparable quarter in 2003.

FULL YEAR 2004

Sales for the year ended December 31, 2004 were $182.8 million, compared to $163.1 million for the year ended December 31, 2003. Gross profit for 2004 was $22.8 million compared to $23.7 million in 2003. Operating income for 2004 was $0.5 million, compared to $3.3 million in 2003. Net loss for full year 2004 was $6.9 million, or $0.44 per basic and diluted share, compared to a net loss of $4.4 million, or $0.36 per basic and diluted share, in 2003. Operating cash flow for 2004 was $6.9 million,

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compared to $2.9 million in 2003. EBITDA for the full year was $11.8 million compared to $12.6 million for 2003.

Mr. Yos Shiran, chief executive officer commented, "In 2004, we completed Tefron's two year strategic evolution from an intimate apparel company with one anchor customer in 2002 to a diversified active wear, swim wear and intimate apparel company with a more diversified customer base today. This process, which we believe was vital for the future of the company, required investment of time and financial resources, took longer than we initially anticipated and had a significant negative effect on our operating results. However, as a result of this investment, we believe our company is better positioned to compete in the marketplace. Additionally, during this period we improved our balance sheet, lowered our debt and further more, our first quarter's operational efficiencies indicate a significant improvement.

"Our sales in the fourth quarter were $44.6 million, a 10% improvement over fourth quarter 2003, and slightly higher then our third quarter. Our sales for the year grew 12% compared to the previous year, however, income for the quarter and full year were negatively affected as a result of our repositioning Tefron. Our fourth quarter results were also negatively affected by about $1.3 million as a result of the weakening of the US Dollar and by about $0.7 million of extraordinary tax expense.

"We have long been innovators in our field and as such were dedicated to developing and launching high performance apparel for the active and swim wear market. By building a more sophisticated product, we are now in a position to leverage this investment. Our premier active wear customers, who include, Nike, Patagonia and Reebok and their retail clients, appreciate the value of our uniquely designed high performance seamless products in these segments.

"Currently, we are experiencing an increasing demand and positive feedback from the marketplace for both our active wear and swim wear. Our backlog includes new programs which have the potential to provide meaningful future sales.

"In fact, the first quarter of 2005, will be the first quarter in which we will realize a substantial increase in sales of active wear products."

Mr. Shiran concluded, "We anticipate that 2005 will be a breakthrough year in sales to our new products segments. Initial indications of our first quarter sales and executions, support our belief that we are on a path to returning to profitability. We look forward to sharing our progress with you."



Tefron manufactures boutique-quality everyday seamless intimate apparel, active wear and swim wear sold throughout the world by such name-brand marketers as Victoria's Secret, Target, Warnaco/Calvin Klein, The Gap, Banana Republic, Mervyn's, Nike, Patagonia, Reebok and Adidas, as well as other well known American retailers and designer labels. The company's product line includes knitted briefs, bras, tank tops, boxers, leggings, crop, T-shirts, nightwear, bodysuits, swim wear, beach wear and active-wear. The Company's Healthcare Division manufactures and sells a range of textile healthcare products.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY'S BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, FLUCTUATIONS IN PRODUCT DEMAND, ECONOMIC CONDITIONS AS WELL AS CERTAIN OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED.


                             FINANCIAL TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                         YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                    2002          2003           2004
                                                                 -----------   -----------   -----------
Sales, net                                                           190,305       163,086       182,819
Cost of sales                                                        151,385       139,422       159,937
Restructuring costs                                                    1,550             0             0
                                                                 -----------   -----------   -----------

Gross profit                                                          37,370        23,664        22,882
Selling, general and administrative expenses                          18,358        20,323        22,387
Restructuring costs                                                    3,793             0             0
                                                                 -----------   -----------   -----------

Operating Income                                                      15,219         3,341           495
Financial expenses, net                                                5,457         5,628         5,212
Other expenses (income), net                                           2,293          (228)            0
                                                                 -----------   -----------   -----------

Income (loss) before taxes on income                                   7,469        (2,059)       (4,717)
Taxes on income                                                        4,979          (424)          203
Equity in losses of affiliated companies                              (1,172)         (183)            0
Minority interest in earnings of a subsidiary                           (822)       (2,550)       (1,945)
Pre-acquisition earnings of subsidiary since April 1, 2003
   through May 5, 2003                                                     -           (85)            -
                                                                 -----------   -----------   -----------
Income (loss) before cumulative effect of change in
   accounting principles                                                 496        (4,453)       (6,865)
Cumulative effect of change in accounting principles                 (17,994)            0             0
                                                                 -----------   -----------   -----------
Net loss                                                             (17,498)       (4,453)       (6,865)
                                                                 ===========   ===========   ===========

Basic and diluted net loss per share:

Earnings (loss) per share before cumulative effect of change
   in accounting principles                                      $      0.04   $     (0.36)  $     (0.44)

Loss per share from cumulative effect of change in accounting
   principles                                                          (1.45)            -             -
                                                                 -----------   -----------   -----------
Basic and diluted net loss per share                             $     (1.41)  $     (0.36)  $     (0.44)
                                                                 ===========   ===========   ===========

Weighted average number of shares used for computing basic
   and diluted loss per share                                     12,409,929    12,412,166    15,603,904
                                                                 -----------   -----------   -----------


                                                   -4-

CONSOLIDATED BALANCE SHEETS
U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                DECEMBER 31,
                                                                         -------------------------
                                                                            2003           2004
                                                                         ----------     ----------
      ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                  $  5,747       $  3,558
Trade receivables (net of allowances for doubtful accounts
  and product return 779 and $ 252 December 31, 2003
  and 2004, respectively)                                                    24,917         21,402
Other accounts receivable and prepaid expenses                                6,166          5,696
Inventories                                                                  31,676         33,137
                                                                         ----------     ----------
TOTAL current assets                                                         68,506         63,793
                                                                         ----------     ----------
LONG TERM ASSETS
Deferred taxes                                                                3,428          2,486
Investment in affiliated companies                                              296              -
Severance pay fund                                                              217             95
Other                                                                           806            483
                                                                         ----------     ----------

TOTAL long term assets                                                        4,747          3,064
                                                                         ----------     ----------

PROPERTY, PLANT AND EQUIPMENT, NET                                           97,473         93,931
                                                                         ==========     ==========

GOODWILL                                                                     30,865         30,743
                                                                         ==========     ==========

TOTAL assets                                                               $201,591       $191,531
                                                                         ==========     ==========


                                                                                DECEMBER 31,
                                                                         -------------------------
                                                                            2003           2004
                                                                         ----------     ----------
      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Short-term banks credits                                                   $ 30,631       $ 21,355
Current maturities of long-term debt:
Loans from banks and others                                                  10,328          9,039
  Capital leases                                                              1,367            206
  Trade payables                                                             29,558         28,991
Conditional obligation with respect to issuance of shares                         -          3,454
Other accounts payable and accrued expenses                                  11,146          9,189
                                                                         ----------     ----------

TOTAL current liabilities                                                    83,030         72,234
                                                                         ----------     ----------

LONG-TERM LIABILITIES:
  Loans from banks and others (net of current maturities)                    56,471         47,907
  Capital leases (net of current maturities)                                    327              -
  Deferred taxes                                                              7,570          5,611
  Accrued severance pay                                                       2,486          2,744
                                                                         ----------     ----------

TOTAL long-term liabilities                                                  66,854         56,262
                                                                         ----------     ----------
LIENS, CONTINGENCIES AND COMMITMENTS

MINORITY INTEREST                                                            15,052         16,291
                                                                         ----------     ----------
SHAREHOLDERS' EQUITY:
  Share capital
Ordinary shares of NIS 1 par value Authorized: 50,000,000
  shares; Issued: 13,409,566 and 18,014,247 as of December
  31, 2003 and 2004, respectively;
  Outstanding:, 12,412,166 and 17,016,847 shares as of
  December 31, 2003 and 2004, respectively                                    5,575          6,582
Deferred shares of NIS 1 par value - Authorized, issued and
  outstanding: 4,500 sha1es                                                       1              1
Additional paid-in capital                                                   62,810         79,243
Treasury shares at cost (997,400 Ordinary shares as of
  December 31, 2003 and 2004)                                                (7,408)        (7,408)
Deferred stock compensation                                                       -           (486)
Accumulated deficit                                                         (24,323)       (31,188)
                                                                         ----------     ----------

TOTAL shareholders' equity                                                   36,655         46,744
                                                                         ==========     ==========

TOTAL liabilities and shareholders' equity                                 $201,591       $191,531
                                                                         ==========     ==========

                                                 -5-

CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. DOLLARS IN THOUSANDS

                                                                               YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------
                                                                          2002         2003        2004
                                                                        ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                  (17,498)     (4,453)     (6,865)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
Depreciation , amortization and impairment of propety, plant
  and equipment                                                             9,722       9,005      10,760
Restructuring charges                                                       4,172           -           -
Amortization of deferred stock compensation                                     -           -         554
Loss related to contingent obligation                                           -           -         150
Cumulative effect of change in accounting principles                       17,994           -           -
Accrued severance pay, net                                                  1,285        (692)        380
Deferred income taxes, net                                                  4,571        (621)       (853)
Realization of pre acquisition operating losses                                 -           -         489
Equity in losses of affiliated companies                                    1,172         183           -
Loss (gain) on disposal of property, plant and equipment, net                   8        (199)         28
Minority interest in earnings of a subsidiary                                 822       2,550       1,945
Loss from issuance of shares in subsidiary to third party                   2,082           -           -
Pre-acquisition earnings of a subsidiary                                        -          85           -
Changes in operating assets and liabilities:                                    -           -           -
Decrease (increase) in trade receivables, net                               2,019      (3,006)      3,515
Decrease (increase) in other accounts receivable and prepaid expenses        (343)       (469)         65
Increase in inventories                                                    (2,634)     (4,482)     (1,461)
Increase (decrease) in trade payables                                       4,227       3,911        (567)
Increase (decrease) in other accounts payable and accrued expenses         (1,753)      1,064      (1,231)
                                                                        ---------   ---------   ---------

Net cash provided by operating activities                                  25,846       2,876       6,909
                                                                        ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment                                  (2,977)     (3,948)     (8,950)
Investment grants received                                                  1,659       1,868       1,156
Investment in affiliated companies                                           (279)       (125)          -
Proceeds from sale of property, plant and equipment                           218         499         422
Acquisition of Macro Clothing                                                   -         300        (106)
                                                                        ---------   ---------   ---------
Net cash used in investing activities                                      (1,379)     (1,406)     (7,478)
                                                                        ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Receipt of long-term bank loans                                            25,772       8,500           -
Repayment of long-term bank loans and other loans                         (53,980)    (22,614)     (9,854)
Payments under capital lease                                               (1,831)     (1,691)     (1,488)
Short-term bank credit, net                                                (3,908)     14,506      (9,276)
Payment under issuance of shares to minority shareholders                  (1,214)          -           -
Proceeds from issuance of shares to minority shareholders                  12,358           -           -
Dividend paid to minority interest in subsidiary                                -      (1,166)       (706)
Proceeds from issuance of shares and conditional obligation, net                -           -      19,704
                                                                        ---------   ---------   ---------

Net cash used in financing activities                                     (22,803)     (2,465)     (1,620)

Increase (decrease) in cash and cash equivalents                            1,664        (995)     (2,189)
Cash and cash equivalents at the beginning of the year                      5,078       6,742       5,747
                                                                        ---------   ---------   ---------

Cash and cash equivalents at the end of the year                            6,742       5,747       3,558
                                                                        =========   =========   =========

                                                    -6-

                                                                 Calculation of the EBITDA

                                                                 Year ended  December  31,
                                                                      (in thousands $)
                                                                  2004               2003
                                                               ----------        ----------
Income (loss) before taxes on income (benefit)                    -$4,717           -$2,059

Finance expenses ,net                                               5,212             5,628

Depreciation , amortization and impairment of propety,
  plant and equipment (see cash flow statment)                     10,760             9,005

Amortization of deferred stock compensation
  (see cashflow statement)                                            554

                                                               ----------        ----------
                                                                  $11,809           $12,574
                                                               ==========        ==========



                                                                    Three months ended
                                                                       December 31,
                                                                      (in thousands $)
                                                                   2004             2003
                                                               ----------        ----------

Income (loss) before taxes on income (benefit)                    -$4,269           -$1,374

Finance expenses ,net                                              $2,172            $2,043

Depreciation , amortization and impairment of propety,
  plant and equipment                                              $1,939            $1,758

Amortization of deferred stock compensation                          $352


                                                               ----------        ----------
                                                                     $194            $2,427
                                                               ==========        ==========

                                             -7-